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                                                                    Exhibit 23.2

                           Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-90784) and related Prospectus of ServiceWare Technologies, Inc. for the registration of 12,458,333 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 2002, except for Note 18 as to which the date is April 1, 2002, with respect to the consolidated financial statements of ServiceWare Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                             /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
September 10, 2002